Exhibit 99.1

Community Bank System, Inc. and Merchants Bancshares, Inc.
Announce Receipt of FRB and OCC Approvals, Closing Date of May 12, 2017, and Details Regarding Election Procedures

SYRACUSE, N.Y. and SOUTH BURLINGTON, VT — April 26, 2017 — Community Bank System, Inc. ("Community Bank System") (NYSE: CBU) and Merchants Bancshares, Inc. ("Merchants") (NASDAQ: MBVT) announced that they have received regulatory approvals from the Board of Governors of the Federal Reserve System and Office of the Comptroller of the Currency for their proposed merger.

Community Bank System and Merchants also announced that they have set Friday, May 12, 2017 as the closing date for the merger, subject to the satisfaction of customary closing conditions.  In light of the foregoing, the election process that is currently underway to permit the Merchants stockholders to elect the form of their merger consideration is being extended to May 9, 2017.  Additional information about the election process is provided below.

Election Procedures for Merchants Stockholders
Merchants stockholders previously received from American Stock Transfer & Trust Company, LLC, the Exchange Agent for the merger, a Letter of Election and Transmittal to be used for the purpose of electing the form of merger consideration to be received in the merger.  The deadline for completing and submitting the Letter of Election and Transmittal to the Exchange Agent has been extended to 5:00 P.M. (Eastern time) on May 9, 2017.  Merchants stockholders must complete and submit the Letter of Election and Transmittal by that deadline if they wish to elect the form of merger consideration to be received in the merger, which election is subject to the allocation procedures set forth in the Merger Agreement and the Proxy Statement/Prospectus previously mailed to Merchants stockholders.  If a Merchants stockholder's valid election as to the form of merger consideration is not received prior to the election deadline of 5:00 P.M. (Eastern time) on May 9, 2017, each of such stockholder's shares of Merchants common stock, upon consummation of the merger, will be converted into the right to receive 0.6741 shares of Community Bank System common stock and $12.00 in cash.  Merchants stockholders who do not submit a Letter of Election and Transmittal by the election deadline will be sent a separate letter of transmittal following consummation of the merger for the purposes of exchanging their Merchants shares into the merger consideration.

Merchants stockholders who need a duplicate copy of the Letter of Election and Transmittal and instructions or who have questions about making an election prior to the election deadline of 5:00 P.M. (Eastern time) on May 9, 2017 may contact American Stock Transfer & Trust Company, LLC, the Exchange Agent for the merger, at:

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American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(877) 248-6417 or (718) 921-8317

About Community Bank System, Inc.
Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.9 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, and actuarial and consulting services to customers on a national scale.  Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU.  For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.
About Merchants Bancshares, Inc.
Merchants Bancshares, Inc. reported total assets at March 31, 2017 of approximately $2.02 billion. Merchants Bancshares, Inc. is the holding company for Merchants Bank.  The bank's business, municipal, consumer, and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, with 31 branches in Vermont and 1 location in Massachusetts, operating as NUVO, a division of Merchants Bank. Merchants Bancshares, Inc. is listed on the NASDAQ Stock Market and trades under the symbol MBVT.  For more information about Merchants Bank visit www.mbvt.com.
Important Information for Investors and Shareholders
Community Bank System has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement of Merchants and a prospectus of Community Bank System, and Community Bank System will file other documents with respect to the proposed merger.  A definitive proxy statement/prospectus was mailed to shareholders of Merchants.  Investors and security holders of Merchants are urged to read the proxy statement/prospectus and other documents that were filed with the SEC carefully and in their entirety because they contain important information.  Investors and security holders are able to obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Community Bank System through the website maintained by the SEC at http://www.sec.gov.  You are also able to obtain these documents free of charge from Merchants at http://www.mbvt.com/ under the heading "Investor Relations" and then "SEC Filings" or from Community Bank System by accessing its website at www.communitybankna.com under the heading of "Investor Relations" and then "SEC Filings & Annual Report."  Copies of the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Merchants Bancshares, Inc., P.O. Box 1009, Burlington, Vermont 05402, Attention: Investor Relations, Telephone: (800) 322-5222 or to Community

Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.
Cautionary Notice Regarding Forward-Looking Statements
This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same. Forward-looking statements can be identified by the use of the words "anticipate," "expect," "intend," "estimate," "target," and words of similar import. Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Risks and uncertainties to which these statements are subject include, but are not limited to, the following: the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Community Bank System and Merchants Bancshares, Inc.; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Community Bank System's most recent Form 10-K report and to Community Bank System's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Community Bank System or Merchants Bancshares, Inc. Forward-looking statements are made only as of the date of this communication, and neither Community Bank System nor Merchants Bancshares, Inc. undertakes any obligation to update any forward-looking statements contained herein to reflect events or conditions after the date hereof.
For further information contact:
Community Bank System, Inc.
Scott A. Kingsley, (315) 445-3121
E.V.P. and Chief Financial Officer

or

Merchants Bancshares, Inc.
Geoffrey R. Hesslink, (802) 865-1603
President and Chief Executive Officer
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